Exhibit 99.1

Press Release	7575 W. Jefferson Blvd. Fort Wayne, IN 46804
June 26, 2018

Steel Dynamics Announces Columbus Flat Roll Division’s New Galvanizing Line Expansion
and Other Facility Enhancements

FORT WAYNE, INDIANA, June 26, 2018 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced plans to expand its offering of value-added flat roll steel products through the addition of a new galvanizing line in Columbus, Mississippi.  The company plans to invest approximately $140 million and create 45 new jobs, adding a third galvanizing line at its Columbus Flat Roll Division.  After the planned completion of this new facility, the company will have nine value-added galvanizing lines located throughout the eastern half of the United States, with a total annual coating capacity of approximately 3.8 million tons.  Upon the closing of the recently announced planned Heartland acquisition, the company will have ten flat roll steel galvanizing lines with approximately 4.2 million tons of coating capacity, solidifying Steel Dynamics as the largest provider of non-automotive galvanized flat roll steel in the United States.

“This investment is another step of further diversification into higher-margin products for our Columbus Flat Roll Division,” said Mark D. Millett, President and Chief Executive Officer.  “In recent years, Columbus has transformed its product offerings through the addition of painting and Galvalume® coating capability, as well as through the introduction of more complex grades of flat roll steel, some of which serve the automotive sector.  These value-added improvements have reduced the amount of volume available to our existing galvanized customer base.  The addition of a third galvanizing facility will allow Columbus to serve these existing customers, as well as new customers in the region, and will also further reduce its exposure to the more cyclical hot roll market.”

The new galvanizing line will have an annual coating capability of 400,000 tons, producing gauges between 0.013 inches and 0.160 inches, and widths between 36 inches and 72 inches.  Construction is planned to take place during the next 24 months, with operations expected to begin mid-year 2020.

“In addition to typical capital reinvestment at Columbus, during the next 24 months we plan to invest between $90 million and $100 million to upgrade certain process lines and hot strip mill capability to increase through-cycle profit margin capability through further product diversification and increased process efficiency, and to increase the range of complex grade, higher-margin production capability.  The added investments will continue to improve the process control needed for advanced high-strength steel grades used in the automotive industry,” continued Millett.  “Since our acquisition of Columbus in late 2014, the team has done a tremendous job transforming the through-cycle earnings capability of this facility.  This wave of investment is the next step in our vision.”

“We are appreciative and impressed by the continued support we have received from the State and Local organizations of Mississippi,” concluded Millett.  “We are grateful to Governor Phil Bryant for taking a personal interest in our project.  For their generous support, we also thank Executive Director Glenn McCullough and the staff of the Mississippi Development Authority (MDA), the Lowndes County Board of Supervisors and the Industrial Development Authority (LCIDA), the Appalachian Regional Commission (ARC) and the Tennessee Valley Authority (TVA).”

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico.  Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck.  In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, manufacturing, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuation in the cost of key raw materials and supplies (including steel scrap, iron units, and energy costs) and our ability to pass on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com: Investors: SEC Filings.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500